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                                                                    EXHIBIT 23.4

                     CONSENT OF J.P. MORGAN SECURITIES INC.

    We hereby consent to the use of our opinion, dated as of July 17, 1997, to the Board of Directors of CTS Corporation included as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of CTS First Acquisition Corp. and Dynamics Corporation of America and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "The Summary," "The Merger-Background of the Merger," "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors" and "The Merger--Opinions of Financial Advisors."

    In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/ J.P. MORGAN SECURITIES INC.

August 29, 1997